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                                                            Exhibit 10.35


                                 SUMMARY OF PLAN
        REGARDING "PARACHUTE PAYMENTS" AND SECTION 280G GROSS-UP PAYMENTS


     1. NATURE OF PLAN. The plan is not an employment contract or employment contracts and does not specify any terms or conditions of employment. The Plan provides for certain benefits to officers or employees of Sepracor Inc. in the event of a "Change in Ownership or Control" of Sepracor (as further defined below).

     2. TERM. The Plan takes effect upon approval of the Board of Directors and expires on December 31, 2004; provided that (i) it is subject to automatic one-year extensions unless notice of prior to termination of the original plan or any extension is given by Sepracor, and (ii) each officer or employee is entitled to the benefits provided therein if a Change in Ownership or Control occurs during the term of the Plan.

     3.    BENEFITS: TAX TREATMENT

           a. TAX TREATMENT. The Internal Revenue Code imposes certain tax penalties on both Sepracor and the officer or employee if the amount of severance payments to the officer of employee following a Change in Ownership or Control exceeds certain limits (generally three times the average of the employee's compensation over the previous five years).

     If a Contingent Compensation Payment (as defined below) is made or is made available to an officer or employee, then Sepracor or its successors agree to make a Gross-Up Payment (as defined below) to the officer or employee.

           b. NO MITIGATION. The benefits payable to the officer or employee are not reduced by payments received by the officer or employee from a subsequent employer.

           c. For purposes of this Section 3, the following terms shall have the following respective meanings:

"Change in Ownership or Control" shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

"Contingent Compensation Payment" shall mean any payment (or benefit) in the nature of compensation that is made or made available (under any agreement or plan) to a "disqualified individual" (as defined in Section 280G(c) of the
Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

"Gross-Up Payment" shall mean an amount equal to the sum of (i) the amount of the excise tax payable with respect to a Contingent Compensation Payment and
(ii) the amount necessary to pay all additional taxes imposed on (or economically borne by) the officer or employee (including the excise taxes, state and federal income taxes and all applicable withholding taxes) attributable to the receipt of such Gross-Up Payment. For purposes of the preceding sentence, all taxes attributable to the receipt of the Gross-Up Payment shall be computed assuming the application of the maximum tax rates provided by law.

     4. SUCCESSOR TO COMPANY. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform the Plan to the same extent that the Company would be required to perform it if no such succession had taken place. As used in the Plan, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise.

     5. EXPENSES. Sepracor must pay, as incurred, all expenses which the employee reasonably incurs as a result of any dispute relating to the Plan (regardless of the outcome of such dispute).

     6. AGREEMENTS. Sepracor may enter into agreements with one or more officers or employees to reflect the provisions of the Plan but the Plan is binding on Sepracor and its successors on and as of the date of approval or the Board of Directors and whether or not Sepracor enters into agreements with its officers or employees.